Exhibit 10.32

Amendment No. 3 to Financial Lease Agreement Leasing No. 235195

Between the undersigned, BANCOLOMBIA S.A., a financial institution legally constituted in accordance with the laws of the Republic of Colombia, with its main office in Medellin, Antioquia, identified with N.I.T 890.903.938-8 and legally represented by the person indicated in the signature section below, hereinafter referred to as (“BANCOLOMBIA and/or THE BANK”); and on the other hand, LATAM LOGISTIC PROPCO COTA 1 SAS, identified with NIT 900.986.856, represented in this document by the person indicated in the signature section below, who for the purposes of this document will be referred to as THE LESSEE. The individuals previously indicated shall be jointly referred to, for all purposes of this document, as the “Parties.” We have decided to modify the financial leasing contract No. 235195 on the following terms, subject to the following:

CONSIDERATIONS

1. That the Parties entered into the Financial Lease Agreement Leasing No. 235195 dated July 01, 2020, hereinafter referred to as the “Leasing Contract”.

2. That at the time of the signing of this Amendment, THE LESSEE has made capital amortizations and the payment of one or more extraordinary rents.

3. That THE LESSEE has requested from THE BANK the refund of the sum of Thirty-Four Billion Colombian Pesos ($34,000,000,000) for part of the Initial Extraordinary Rent and the entire amount amortized to date, and THE BANK has agreed to such request. Therefore, the Parties have agreed to modify the Financial Conditions of the Leasing Contract, in accordance with the provisions of this Otrosí, clarifying that the value of the asset subject to this contract is not modified by this Otrosí.

4. That THE BANK has stipulated that THE LESSEE must comply with certain obligations throughout the term of the Leasing Contract, for which the modification or inclusion of new conditions in the Leasing Contract will be required.

CLAUSES

FIRST: The parties agree to modify the following items of the Financial Conditions established in Part II General Data:

● Rate for the Contract IBR +3.27 Points

The rate for the Contract: In the first rent invoice, the rate is expressed in effective annual terms.

● Basic Reference Rate IBR

● Contract Term 168 months

● Capital Balance after this Otrosí that modifies the contract: will be indicated in Annex No. 2 Payment Plan, which will be issued by BANCOLOMBIA and sent to THE LESSEE within five (5) business days following the date on which the sum established in the fourth item of the background of this Otrosí is refunded.

First: We agree that these changes to the Financial Conditions will take effect no later than the fifth business day following the date on which all of the following conditions are met: (i) THE BANK receives this signed Amendment from THE LESSEE and (ii) THE BANK has refunded the amortized amount to capital in the terms established in this Amendment.

Second: Once the modifications under this Amendment are implemented, an adjustment to the amortization plan will be issued in Annex 2 of the Payment Plan.

Third: For the purposes herein, ‘Retanqueo’ shall be understood as the delivery of resources by the BANK to the LESSEE, whereby the BANK increases the balance of the Leasing Contract based on the capital amortizations made to it (extraordinary payments, periodic amortizations, and additional rent, as applicable). Simultaneously, the LESSEE, in its accounting, will increase the financial obligation without affecting the accounting and tax treatment it has of the ASSET.

Fourth: By signing this Amendment, the LESSEE declares that no request, declaration, or filing has been made with the purpose of initiating a reorganization process, judicial liquidation, declaration of insolvency, or any similar procedure, or with the purpose of obtaining the early dissolution and liquidation of the LESSEE.

SECOND: The Parties agree to modify the following conditions established in the Commencement Annex of the Term:

The capital balance after this Amendment: will be as indicated in Annex No. 2 Payment Plan, which will be issued by the BANK and sent to the LESSEE within five (5) business days following the date on which the sum for which the Retanqueo is made is refunded.

Estimated Rent Value: will be as established in Annex No. 2 Payment Plan, which will be issued by the BANK and sent to the LESSEE within five (5) business days following the date on which the sum for which the Retanqueo is made is refunded.

THIRD: The Parties include and/or modify clause 13, LESSEE’s Obligations, so that henceforth they are understood and agreed as follows:

Covenants:

For the purposes herein, the following shall be understood as:

“Shareholder”:

Meaning all natural or legal persons who own shares registered in the LESSEE’s shareholder book and who acquire with the BANK the commitments established herein.

Shareholder	Identification	Percentage
LatAm Logistic Col HoldCo I S de RL	Commercial Section of the Public Registry of Panama, from May 26, 2016, at Folio 155630461, Entry 1, Record 234536/2016.	100%

“CAPEX (Capital Expenditures)”

- Means, for any measurement period, any improvement or addition to property, plant, equipment, and intangibles whose value or cost should be capitalized and appear as gross fixed assets in the financial position statement (balance sheet) according to the applicable IFRS.

“EBITDA”

- Means, for any measurement period, the Lessee’s Operating Profit, adding depreciations and amortizations and subtracting operational revenues that do not represent cash inflows. Provisions and impairments will not be considered.

“Equity”

- Means, contributions to be made by the shareholder, either in the form of cash contributions to the share capital or in the form of loans under shareholder subordinated loan agreements, during the term of the lease or project. Interests that may be capitalized under shareholder subordinated loan agreements will not be considered in determining the capital amount required according to the Lease Contract documents.

“Debt”

- Means, on any date and regarding the Lessee, without duplication: (i) payment obligations (including principal, interest, commissions, and other charges) of the Lessee under loan agreements or any other kind of instruments; (ii) all Lessee’s obligations related to the purchase price of assets, goods, or services with a term longer than 360 days; (iii) all Lessee’s obligations represented in bonds, commercial papers, promissory notes, unsecured obligations, or similar instruments; (iv) any obligation secured or guaranteed by any lien on any Lessee’s property, regardless of whether such obligations were assumed by the Lessee; (v) any obligation arising from financial leasing transactions or any other agreement contemplating the retention of ownership of an asset or entered into by the Lessee as a financing mechanism for the acquisition of the respective leased asset; (vi) all current or contingent obligations or of any other kind regarding bank acceptances, including letters of credit, bank guarantees, standbys issued, or other contingencies or similar instruments granted or issued on behalf of the Lessee; (vii) obligations arising from derivative contracts; (viii) payment obligations arising from factoring operations (in factoring operations with the Bank, only the Triangular Line will be included); (ix) off-balance financing operations; (x) Lessee’s obligations to acquire, redeem, or in any other way make payments in connection with any interest in the Lessee’s or any other Person’s equity; (xi) all types of customer deposits reflected as liabilities in the respective financial statements; and (xii) all types of guarantees or warranties granted relating to third-party debts or obligations (other than guarantees or warranties granted regarding debts or obligations of its affiliates, unless such guarantees or warranties are executed or become effective).

“Audited Financial Statements”

- Means the Lessee’s consolidated, certified, and audited balance sheet, income statement, statement of changes in equity, statement of changes in the financial position, and cash flow statement, along with their notes, for the close of the fiscal year.

“Free Cash Flow”

- Signifies (i) EBITDA, minus (ii) changes in working capital, minus (iii) CAPEX, minus (iv) reposition, and maintenance expenses normally charged against current operations, minus (v) income taxes paid during the corresponding measurement period.

“Debt Service”

- Means the sum of payments that the LESSEE must make during the term of the Leasing Contract for capital, interest, premiums, debt discounts, commissions, fees, and reimbursable expenses.

“Operating Profit”

- Regarding the LESSEE, it is ordinary activity income calculated according to applicable IFRS; minus cost of sales; minus selling expenses; minus administrative expenses.

i. Free Cash Flow to Debt Service

The LESSEE agrees to:

i) Maintain during the term of this Leasing Contract the Free Cash Flow indicator for the ASSET greater than or equal to one point two (1.2) times the Debt Service.

FCL / Debt Service > 1.2 times

ii) The LESSEE undertakes to propose to the shareholders’ assembly not to distribute, decree, or pay profits or dividends on profits when notified and justified by THE BANK that the LESSEE is not meeting the Free Cash Flow indicator of greater than or equal to one point two (1.2) times the Debt Service for the ASSET. This prohibition will persist until the indicators are restored.

The Shareholder undertakes to vote negatively on the decree, distribution, and/or payment of profits or dividends on the profits of the LESSEE in case the Free Cash Flow indicator is not met, greater than or equal to one point two (1.2) times the Debt Service.

ii. “Debt/Equity”

- For the purposes of this clause, it shall be understood that the LESSEE undertakes to maintain, throughout the term of the Leasing Contract, in the LESSEE’s Financial Statements, in relation to the ASSET, a ratio of sixty-five percent (65%) Debt and thirty-five percent (35%) Equity.

First: All Covenants regarding the ASSET will be reviewed semi-annually by and at the expense of THE BANK. Indicators will be calculated based on the twelve (12) months preceding the measurement date. The first measurement of the Covenants will be conducted on December 31, 2021.

Second: To verify compliance with the financial obligation mentioned above, the LESSEE undertakes to provide THE BANK with the following information:

- Financial statements as of June, within thirty (30) days from the cutoff date, which must be certified by the legal representative or accountant of the LESSEE.

- Audited financial statements as of December 31 of each year, within ten (10) days following their approval.

- Result of the analysis of the projected annual budget versus the executed annual budget, which must be presented within forty-five (45) days following the close of the respective year.

FOURTH: The Parties agree to include other obligations in clause 13, LESSEE’s Obligations, so that henceforth they are understood and agreed as follows:

A.A. The LESSEE undertakes to prepay in favor of the BANK any sum of money to which they are entitled due to early termination, indemnifications, fines, penalties, or penalty clauses in relation to the lease contracts signed with holders of the ASSET.

First, the BANK will apply the payment imputation established in this Contract, and subsequently, the prepayment will be applied to reduce the principal with a decrease in rent.

A.B. In case any of the sublease or possession delivery contracts for the ASSET are not extended, renewed, or terminated prematurely, the LESSEE undertakes to, at the latest within six (6) months, enter a new replacement contract on equal or better terms to the satisfaction of the BANK. The replacement contract should include a clause for early termination penalty in favor of the LESSEE covering the amount of the Debt Service. The economic rights of the replacement contract should be assigned to the payment source established with Bancolombia Trust.

A.C. Limit the possibility of guaranteeing obligations of third parties.

The LESSEE commits not to provide guarantees to support obligations of third parties or its shareholders, nor of companies in which they or the LESSEE have participation, nor to the LESSEE’s subsidiaries or parent companies or its shareholders, without the prior express and written authorization of the BANK. Likewise, the LESSEE undertakes not to increase the terms, amounts, and/or conditions of the already established guarantees without such authorization. Also, without the prior written authorization of the BANK, the LESSEE may not enter conditional purchase contracts for obligations, committing to acquire the obligations of the persons mentioned above, nor enter into liquidity support or capitalization agreements regarding them or buy credits on their behalf. The LESSEE may not assume the role of managing or collective partner in limited partnerships. The LESSEE undertakes to send to the BANK every six (6) months a certification signed by the legal representative validating compliance with this commitment.

A.D. Transactions with parent and subsidiary companies:

The LESSEE may not directly or indirectly: i) Make payments on behalf of its parent or its subsidiaries; ii) Make any investment in the parent or subsidiaries, through the acquisition of shares, granting of loans, making advances, transferring property, providing guarantees, or any other arrangement to pay, purchase, or directly or indirectly fulfill a debt or other obligation; iii) Lease, sell, transfer, or otherwise dispose of tangible or intangible assets in favor of a parent or subsidiary; iv) Participate in, or carry out any transaction with its parent or subsidiaries on terms different from market conditions; v) Enter into or allow agreements that in any way prohibit or limit the ability of a subsidiary to pay or distribute dividends to the LESSEE, or engage the LESSEE in capitalizations in the subsidiary or the creation of liens without the prior written authorization of the BANK; vi) Create subsidiaries or affiliates without prior written authorization from the BANK, when the LESSEE is not complying with the following covenants:

Free Cash Flow for the ASSET greater than or equal to one point two (1.2) times the Debt Service.

The LESSEE agrees to send to the BANK every six (6) months a certification signed by the legal representative of the LESSEE, validating compliance with this requirement.

A.E. Liquidity Support: Maintain, during the term of the Leasing Contract, liquidity support to cover cash shortfalls for debt service and/or the construction, fabrication, and/or installation of the Asset(s), which must be subscribed by the shareholders.

FIFTH: The Parties agree to include the following unilateral termination clause in the Leasing Contract, to be understood and agreed upon as follows:

- The BANK may unilaterally terminate the Leasing Contract in case of non-compliance with the Covenants.

- The BANK may unilaterally terminate the Leasing Contract in case of non-compliance with the obligations stipulated in this amendment.

- Change of Control:

i. Change in the control situation exercised by the LESSEE’s Shareholder without prior written notification to the BANK, which must be sent within thirty (30) days before the change of LESSEE’s shareholder.

ii. Change in the control situation exercised by LatAm Logistic Properties S de RL over LatAm Logistic Col Holdcol I S de RL without prior written notification to the BANK, which must be sent within thirty (30) days before the change of shareholder. For this, the legal representative of LatAm Logistic Col Holdcol I S de RL will certify the share composition of said company no later than June 30 of each year and whenever required by the BANK, a request that must be made in writing.

iii. Change in the control situation exercised by the JREP I Logistic Acquisition LP Company over LatAm Logistic Properties S de RL without prior written notification to the BANK, which must be sent within thirty (30) days before the change of shareholder. For this, the legal representative of the LESSEE will certify the share composition of said company no later than June 30 of each year and whenever required by the BANK, a request that must be made in writing.

The new shareholder must: i) not be a legal or natural person listed directly or indirectly in, or have a stake in, persons listed in any list managed by any national or foreign authority for the control of money laundering and/or financing terrorism and/or corruption in any of its modalities; ii) convicted of the crime of money laundering, crimes related to it, including crimes against public administration, or the crime of financing terrorism or administration of resources related to terrorist activities; iii) administratively sanctioned for violations of any anti-corruption norm; iv) linked to any type of investigation, judicial or administrative process, conducted by competent authorities at the national or foreign level, for the alleged commission of crimes or offenses related to money laundering, crimes related to money laundering, including crimes against public administration and/or financing terrorism, or administration of resources related to terrorist activities; v) not be a person regularly residing or organized under the laws of a country or territory subject to sanctions; vi) not be a plaintiff or defendant in any judicial or extrajudicial proceeding related to the BANK; vii) not be the subject of any material collection or enforcement proceedings (whether judicial or extrajudicial) against them; viii) not be in default, nor have been in the last five years, in any contract signed with the BANK; ix) not be reported in Datacredito, any credit bureau, or any other public or private entity, national, foreign, or multilateral that administers or manages credit databases; x) approve the credit risk analysis to the satisfaction of the BANK.

In the event that the new shareholder and/or participant of the LESSEE is involved in any of the events described in the above clause, the LESSEE will have a period of ninety (90) calendar days, counted from the notification that the BANK sends, to proceed with the full payment of the economic obligations derived from this Leasing Contract in favor of the BANK or to resolve the situation at hand.

SIXTH. EXCLUSION OF NOVATION: The approval of this Amendment does not imply a waiver of rights or obligations, nor does it constitute novation of the other obligations of the Leasing Contract, which remain in force. Unless expressly modified by this document, they continue to govern as originally agreed.

This Amendment is signed on January 11, 2022.

LATAM LOGISTIC COL PROPCO COTA 1 SAS

Michael Patrick Fangman

PP 642954587

Legal representative

BANCOLOMBIA SA

Martin Orlando Prieto R.

CC 79.048.722

Representative